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                                   AUGAT INC.

                                 1996 STOCK PLAN


                                    Amendment


              WHEREAS Section 14 of the Augat Inc. 1996 Stock Plan (the "Plan") authorizes the Board of Directors (the "Board") of Augat Inc. (the "Company") to amend the Plan and, in particular, authorizes the amendment of the Plan to the extent necessary to ensure the qualification of the Plan under Rule 16b-3 promulgated by the Securities and Exchange Commission; and

              WHEREAS the Board of Directors of the Company wishes to convert the above-captioned Plan to new Rule 16b-3; and

              WHEREAS the Board of Directors of the Company by adoption of this amendment intends that the Company become subject to the provisions of Rule 16b-3 as amended by the Securities and Exchange Commission in Release No. 34-37260 ("new Rule 16b-3");

              NOW, THEREFORE, the Plan is hereby amended by deleting Sections 2(c) and 2(d) thereof and replacing it with the following new Sections 2(c) and 2(d), effective immediately with respect to grants and awards made on or after the date the following amendment is adopted.

                   "(c) Applicability of Rule 16b-3. Those provisions of the
              Plan which make explicit reference to Rule 16b-3 of the Securities and Exchange Commission ("Rule 16b-3") shall apply to Rule 16b-3 as in effect from time to time and shall apply only to such persons as are required to file reports (a "Reporting Person") under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

                   (d) Grants to Officers and Directors. The selection of a
              director or an officer (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) as a recipient of an award or stock option, the selection of an employee as a recipient of an award or stock option, the time of a grant of an option or award, the exercise or purchase price related to the same and the number of shares subject to the option or award, or any conditions or waivers thereof shall be determined by the Board of Directors of the Company or by the Committee, which shall consist of two or more directors, each of whom shall be a "non-employee director" as defined in Rule 16b-3 and an "outside director" for purposes of
              Section 162(m) of the Code; provided, however, that each director who is not an employee shall be




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              granted "Mandated Options" (as hereinafter defined) pursuant to the provisions set forth below and shall not be eligible to receive any other options hereunder. No director who is not an employee shall be eligible to receive a restricted stock award under the Plan. Notwithstanding the foregoing, grants and awards which are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code shall be authorized only by the Committee. The term "Mandated Options" shall mean options to purchase 5,000 shares of Common Stock, subject to adjustment as provided in Section 10, below, which shall be granted, beginning in 1996, to each non-employee director on the date he or she is elected or re-elected to the Board of Directors. Mandated Options shall (a) be exercisable on a cumulative basis in installments of 1,250 shares per year, commencing one year from the date of grant, (b) have a purchase price per share of 100% of the fair market value of such stock, as determined by the Board of Directors, at the time of grant of such option and (c) expire five years from the date of grant. Notwithstanding the foregoing, if a non-employee director is granted an option in connection with his or her election or re-election to the Board of Directors under any other stock option plan adopted by the Company, the number of shares of Common Stock for which a Mandated Option under this Plan is exercisable shall be reduced, share for share, by the number of shares for which any such option is granted under such other plans."